UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 27, 2011

ATRINSIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Background

On May 31, 2011, Atrinsic, Inc. (“Company,” “we,” “our,” or “us”) and certain investors (the “Buyers”) entered into a Securities Purchase Agreement (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, we sold to the Buyers certain secured convertible notes in the aggregate original principal amount of $5,813,500 (the “Notes”), which Notes are convertible into shares of our common stock, as well as certain Series A Warrants, Series B Warrants and Series C Warrants to purchase shares of our common stock (collectively, the “Warrants”).  On May 31, 2011, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Buyers pursuant to which, among other things, we agreed to register the resale of the shares of common stock underlying the Notes and Warrants.

Letter Agreements

On October 27, 2011, the Company and each of the Buyers entered into separate Letter Agreements which modify certain terms of the Purchase Agreement, the Notes, the Warrants and the Registration Rights Agreement.

Prior to the entry into the Letter Agreements, the Notes were convertible into shares of our common stock at the discretion of a Buyer at a conversion price of $2.90 per share, provided that if we made certain dilutive issuances (with limited exceptions), the conversion price of the Notes would be lowered to the per share price paid in the applicable dilutive issuance. The Letter Agreements adjust the conversion price to be used in connection with a Buyer initiated Note conversion to the lower of the conversion price then in effect or 85% of the arithmetic average of the three lowest closing bid prices of our common stock during the 20 trading day period prior to the applicable conversion date.

The Letter Agreements also modify the list of eligible markets on which we must maintain the listing of our shares of common stock to include the OTC Bulletin Board, the OTCQX US Exchange and the OTCQB US Exchange. If we fail de-list our common stock from the Nasdaq Capital Market and simultaneously list or designate for quotation our common stock on another eligible market by November 4, 2011, an event of default will occur under the Notes.  Provided that such action is taken, the Letter Agreements amend the Purchase Agreement to remove our obligation to hold a stockholders meeting to obtain certain approvals which would otherwise be required in connection with the financing transaction if we maintained our listing on the Nasdaq Capital Market.  Effective upon delisting, the convertibility of the Notes and the ability of a Buyer to exercise their Warrants will only be limited if, upon conversion or exercise, as applicable, such Buyer (excluding Brilliant Digital, which prior to the transaction held approximately 16.5% of our issued and outstanding common stock) or any of its affiliates would beneficially own more than 4.9% of our common stock.  Prior to delisting, (i) the convertibility of the Notes and the Warrants is limited to the extent that, upon conversion or exercise, the Buyer or any of its affiliates would beneficially own more than 4.9% or 19.9% (as applicable) of our common stock and (ii) the Notes may not be converted and the Warrants are not exercisable if the total number of shares that would be issued would exceed 19.99% of our common stock.

The Letter Agreements also modify the terms of the Series B Warrants so that they expire nine months after the date our shares are delisted from the Nasdaq Capital Market rather than nine months after the date certain stockholder approvals are obtained.  In addition, the Letter Agreements provide that if our common stock trades at a price at least 200% above the Series B Warrants exercise price for a period of 10 trading days at any time after we delist our shares from the Nasdaq Capital Market, we may force the exercise of the Series B Warrants if certain conditions are met.  Prior to the entry into the Letter Agreements, such 10 day period began only after we obtained certain stockholder approvals which will no longer be required upon our delisting from the Nasdaq Capital Market.

The foregoing description of the Letter Agreements and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the form of Letter Agreement attached hereto as an exhibit and incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(a)	Not applicable

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

	10.1	Form of Letter Agreement dated October 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: October 27, 2011	By:	/s/ Nathan Fong
Nathan Fong Chief Financial Officer

Exhibit Number	Description

10.1	Form of Letter Agreement dated October 27, 2011.